FOURTH AMENDMENT
                                     TO
                    AMENDED AND RESTATED CREDIT AGREEMENT


      This FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 1, 1994 (this "Amendment") further amends that certain Amended and Restated Credit Agreement dated as of October 7, 1992 (as heretofore amended, and as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") and is made by and among Arvida/JMB Partners, L.P., Arvida/JMB Partners ("A/JMB Partners"), Southeast Florida Holdings, Inc., Center Office Partners, Center Retail Partners, Center Hotel Limited Partnership, Weston Hills Country Club Limited Partnership (collectively, the "Borrowers"), the banks named in the Credit Agreement (the "Banks") and Chemical Bank, as agent for the Banks (in such capacity, the "Agent"). Capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein are used herein with such defined meanings.


                            W I T N E S S E T H:


      WHEREAS, the Borrowers have requested that the Banks consent to the extension of the Revolving Credit Loan Commitment and the Revolving Credit Loan Maturity Date and the extension of the I/P Loan Maturity Date; and

      WHEREAS, the LC Bank and Borrowers have heretofore extended the LC Commitment and the LC Termination Date and amended certain provisions relating thereto; and

      WHEREAS, the Borrowers and the Banks have agreed to further amend the provisions of the Credit Agreement in the manner hereinafter set forth upon satisfaction of the terms set forth herein;

      NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, it is hereby agreed as follows:

      1.    Amendment of Credit Agreement.

            1.1. Article I - Definitions.

                 (a) The following definitions set forth in Article I of the Credit Agreement are hereby amended in their entirety to read as follows:

                 "I/P Loan Maturity Date" shall mean September 1, 1994.

                 "LC Termination Date" shall mean September 1, 1994;
provided, however, that if the LC Bank agrees to extend the LC Commitment, the LC Termination Date shall mean the date to which the LC Commitment has been extended. The LC Commitment may be further extended, upon the request of the Borrowers at the sole discretion of the LC Bank, by notice from the LC Bank to the Borrowers.

                 "Revolving Credit Loan Maturity Date" shall mean September 1, 1994; provided, however, that if the Banks agree to extend their Revolving Credit Loan Commitments, the Revolving Credit Loan Maturity Date shall mean the date to which the Revolving Credit Loan Commitments have been extended.

                 (b) Effective July 1, 1994, the first sentence of the definition of "Floating Rate" is hereby amended to read as follows:

                 "Floating Rate" shall mean a rate per annum equal to 1.25% plus the greater on a daily basis of (a) the Prime Rate, or (b) the Alternate Base Rate.

                 (c) Effective July 1, 1994, the first sentence of the definition of "LIBOR Rate" is hereby amended to read as follows:

                 "LIBOR Rate" applicable to a particular Interest Period shall mean a rate per annum equal to 2.50% plus the Base LIBOR Rate applicable to such Interest Period.

                 1.2.  Article II - The Loans

                 (a) Effective July 1, 1994, Section 2.2(a) of the Credit Agreement is hereby amended to delete the table set forth in such section and substitute the following:

                                                    Percentage of
     Name and Address        Revolving Credit Loan  Revolving Credit
           of Bank                Commitment        Loan Commitments

      Chemical Bank              $16,000,000                  80%
      380 Madison Avenue,
        11th Floor
      New York, New York 10017
      Attn.:  Thomas S. Matesich

      NationsBank of Florida, N.A.
      One Financial Plaza,
        9th Floor
      Ft. Lauderdale, FL 33394     4,000,000                  20%
      Attn.:  Lisa Crawford

                     Total . . . .$20,000,000                100%


                 (b) Section 2.2(b) of the Credit Agreement is hereby amended to delete the period at the end of the section, substitute a semicolon, and add the following:

      provided further, however, that notwithstanding any other provision of this Agreement, during the period from July 1, 1994 through and including the Revolving Credit Loan Maturity Date, the Lenders shall not be required to make Revolving Credit Loans at any time that Borrowers' aggregate amount of cash and Cash Equivalents (collectively, "cash balances") exceed $5,000,000, and the Borrowers shall certify that their cash balances do not exceed such amount in each request for a Revolving Credit Loan made pursuant to Section 2.5 hereof.

                 (c) Section 2.4(d) of the Credit Agreement is amended to increase the rate of the LC Fee described therein to 2.50% per annum, such rate to take effect on July 1, 1994.

                 (d) Section 2.6(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

            (b) The aggregate principal amount of the I/P Loans shall be payable in monthly installments of $100,000 per month on the first day of each calendar month (each an "I/P Repayment Date") beginning with July 1, 1994 until the I/P Loan Maturity Date on which date the entire outstanding principal balance thereof shall be due and payable. Such payments shall be distributed ratably among the Banks in accordance with their pro rata share of the I/P Loans.

            Each voluntary prepayment of the principal amount of the I/P Loans pursuant to Section 2.13(a) shall be applied to reduce scheduled payments of principal due under this Section 2.6(b) on the date of such prepayment, in the order of maturity thereof. To the extent not previously paid, all I/P Loans shall be due and payable on the I/P Maturity Date. Accrued interest on the principal amount of each I/P Loan repaid pursuant to this Section 2.6(b) shall be paid on the next Interest Payment Date with respect to such I/P Loan unless the date of repayment is an Interest Payment Date, in which case such accrued interest shall be paid on such date. No scheduled payment of principal in respect of I/P Loans shall be required to the extent that a lesser principal payment would result in the payment in full of the outstanding principal amount of all I/P Loans, and such lesser amount is paid. Prepayments made pursuant to Section 6.11 shall not be considered voluntary prepayments for purposes of this subsection.

            1.3. Article IX - Miscellaneous

                 (a) Subsection 9.1(b) of the Credit Agreement is hereby deleted and the following language substituted:

                 (b) if to the Agent or the LC Bank, to it at 380 Madison Avenue (11th Floor), New York, New York 10017, Attention of Thomas S. Matesich (Telecopy No.: 212-622-3580), with a copy to Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, Attention of J. Philip Rosen, Esq. (Telecopy
No.: 212-310-8007); and


      2.    Amendment of Notes.

            2.1. Revolving Credit Notes.Each of the Revolving Credit Notes is hereby amended to (i) change the address of Chemical Bank in the first paragraph thereof to "380 Madison Avenue, New York, New York 10017", and (ii) to delete the reference to "July 1, 1994" in the third paragraph thereof and to substitute "September 1, 1994" in its place and stead. The Revolving Credit Note in favor of Chemical is further amended to change the amount of "$36,000,000" or "THIRTY-SIX MILLION AND NO/100 DOLLARS" to "$16,000,000" and "SIXTEEN MILLION AND NO/100 DOLLARS", respectively, in each place where such amount appears. The Revolving Credit Note in favor of NationsBank is further amended to change the amount of "$9,000,000" or "NINE MILLION AND NO/100 DOLLARS" to "$4,000,000" and "FOUR MILLION AND NO/100 DOLLARS", respectively, in each place where such amount appears.

            2.2. Term Notes. Each of the Term Notes is hereby amended to change the address of Chemical Bank in the first paragraph thereof to "380 Madison Avenue, New York, New York 10017".

            2.3 I/P Notes. Each of the I/P Notes is hereby amended to (i) change the address of Chemical Bank in the first paragraph thereof to "380 Madison Avenue, New York, New York 10017", and (ii) to delete the reference to "July 1, 1994" in the third paragraph thereof and to substitute "September 1, 1994" in its place and stead.


     3. Representations and Warranties.All representations made by Borrowers in the Credit Agreement, as supplemented by Borrowers' letter dated June 30, 1993 (a copy of which is attached hereto as Exhibit "A") are hereby reaffirmed with the same force and effect as though made on the date of this Amendment (it being understood that representations and warranties that speak to the "Loan Documents" shall be deemed to include this Amendment and all other documents executed by each Borrower in connection herewith, including without limitation any documents listed as conditions to effectiveness of this Amendment, that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified, and that the representations and warranties made in Sections
3.7(a), 3.9, 3.16, 3.17, 3.19, 3.20, 3.21 and 3.22 shall be deemed to speak as of June 30, 1993.

      4. Release of Banks. The Borrowers hereby irrevocably release the Banks and their respective officers, directors, employees and agents from any and all claims or liabilities of any kind and nature whatsoever relating to
(i) the Credit Agreement, (ii) any prior restructurings or attempted restructurings of the Borrowers' debt or (iii) the transactions contemplated by this Amendment and arising prior to the date of this Amendment.

      5. Confirmation and Ratification. Borrowers and Banks each acknowledge and confirm that the aggregate outstanding principal balance as of June 30, 1994 of the Term Notes is $89,859,687 and of the I/P Notes is $18,533,325. Except as expressly modified pursuant to the terms and conditions of this Amendment or of any of the other documents executed in connection herewith, all of the terms, covenants and conditions of the Notes, the Credit Agreement, the Mortgages and all of the other Loan Documents, shall continue unamended and in full force and effect, and Borrowers and Banks each hereby confirm, ratify and reaffirm all of such terms, covenants and conditions.

      6. Effectiveness. This Amendment shall not become effective until the date upon which the Agent shall have received counterparts of this Amendment, duly executed and delivered by the Borrowers and the Banks, together with:

            (a) a principal payment in the amount of $3,000,000 which payment shall be made not later than July 1, 1994 and shall be applied to the Term Loans in the inverse order of maturity; and

            (b) the following documents, duly executed by the necessary parties thereto:

                 (i) letter dated June 29, 1994 from Chemical Bank to Borrowers regarding the extension of the LC Commitment and related matters ("LC Extension Letter");

                (ii) letter dated June 30, 1994 from Lenders to Borrowers regarding certain matters pertaining to Cullasaja Joint Venture ("Cullasaja Consent Letter");

               (iii) an opinion of White & Case, as counsel for Borrowers, in the form attached hereto as Exhibit "B"; and

                (iv) a certificate signed by all of the Borrowers updating the representations and warranties set forth in Sections 3.7(a), 3.9, 3.16, 3.17, 3.19, 3.20, 3.21 and 3.27 of the Credit Agreement as of a date not earlier than the date of this Amendment.

      7.    Fees and Expenses.     The Borrowers agree to pay all out-of-
pocket expenses reasonably incurred by the Agent in connection with the preparation of this Amendment, the LC Extension Letter and the Cullasaja Consent Letter and any other documents executed in connection herewith or therewith (the "Transaction Documents") or with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or reasonably incurred by the Agent, the Banks or the LC Bank in connection with the enforcement or protection of their rights in connection with this Amendment and the other Transaction Documents, including, but not limited to, the reasonable fees and disbursements of Weil, Gotshal & Manges, special counsel for the Banks and, in connection with such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Agent, the Banks or the LC Bank. The Borrowers further agree that they shall indemnify the Banks and the LC Bank from and hold them harmless against any documentary taxes, intangibles taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Amendment or any of the other Transaction Documents.

      8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

      10. Continuing Effect. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents shall continue to be and shall remain in full force and effect in accordance with their terms.




      IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BANKS:                             CHEMICAL BANK, as Agent and a Bank


                                   By:
                                   Title:


                                   NATIONSBANK OF FLORIDA, N.A.


                                   By:
                                   Title:


BORROWERS:                   ARVIDA/JMB PARTNERS, L.P.

                                   By:  ARVIDA/JMB MANAGERS,      INC., as
                                        General Partner


                                        By:
                                        Title:

                                   ARVIDA/JMB PARTNERS

                                   By:  ARVIDA/JMB MANAGERS,    INC., as
                                        General Partner


                                        By:
                                        Title:

                                   SOUTHEAST FLORIDA HOLDINGS,
                                      INC.

                                   By:
                                   Title:

                                   CENTER OFFICE PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P., as
                                        General Partner

                                        By:   ARVIDA/JMB MANAGERS, INC., as
                                              General Partner

                                         By:
                                      Title:


                                   CENTER RETAIL PARTNERS

                                   By:  ARVIDA/JMB PARTNERS, L.P., as
                                        General Partner

                                        By:   ARVIDA/JMB MANAGERS, INC., as
                                              General Partner

                                         By:
                                      Title:


                                   CENTER HOTEL LIMITED
                                      PARTNERSHIP

                                   By:  JMB/PCH CORPORATION, as General
                                        Partner

                                        By:
                                        Title:


                                   WESTON HILLS COUNTRY CLUB
                                      LIMITED PARTNERSHIP

                                   By:  WHCC, INC., as General Partner

                                        By:
                                        Title: